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                                                                    EXHIBIT 16.1

September 7, 2005



Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, DC   20549


Dear Sirs/Madams:

We have read Item 4.01 of Mendocino Brewing Company's Form 8-K. We agree with the statements made therein except we have no basis to agree or disagree as to discussions or recommendations by the board of directors or the audit committee as stated in the first paragraph, nor whether a successor registered public accounting firm has been appointed.

Very truly yours,

/s/ Moss Adams LLP

Santa Rosa, California



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